UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2019

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 West Lemon Avenue

Monrovia, California 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 305-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2019, Xencor, Inc. (“Xencor”) entered into a Collaboration and License Agreement (the “Agreement”) with Genentech, Inc. and Hoffmann-LaRoche Ltd. (collectively, “Genentech”) pursuant to which Xencor and Genentech expect to develop and commercialize novel IL-15 cytokine therapeutics that use Xencor’s bispecific Fc technology, including XmAb®24306 (the “Collaboration Products”), in the areas of cancer immunotherapy. The parties will jointly collaborate on the worldwide development of XmAb24306 and other Collaboration Products with Genentech maintaining all worldwide commercialization rights, subject to Xencor having a co-promotion option in the United States.  Xencor has the right to perform clinical studies of Collaboration Products in combination with other therapeutic agents, subject to certain requirements.  Genentech received a worldwide exclusive license to the Collaboration Products.

Under the terms of the Agreement, Xencor will receive a $120 million upfront payment and is eligible to receive up to an aggregate of $160 million in clinical milestone payments for each Collaboration Product that advances to Phase 3 clinical trials. Xencor is eligible to receive a 45% share of net profits for sales of XmAb24306 and other Collaboration Products, while also sharing in the net losses at the same percentage rate. The companies will also jointly share development and commercialization costs at the same percentage rate, while Genentech will bear launch costs entirely.  The profit/cost share is subject to ratchet at Xencor’s discretion and convertible to a royalty under certain circumstances.

Xencor and Genentech will also conduct joint research activities for a two-year period to discover additional IL-15 candidates developed from Xencor’s cytokine and bispecific Fc technologies. Xencor will receive a $20 million development milestone for each new Collaboration Product that is identified from the research efforts and advances into Phase 1 clinical trials.

The term of the Agreement will continue on a program-by-program and country-by-country basis until there are no remaining payment obligations from Genentech to Xencor with respect to Collaboration Products. Genentech may terminate the Agreement in its entirety or on a Collaboration Product-by-Collaboration Product basis by providing prior written notice. Xencor may terminate the Agreement on a Collaboration Product-by-Collaboration Product basis if Genentech fails to spend a defined minimum amount on research, development or commercialization activities for that Collaboration Product. Either party may also terminate the agreement with written notice upon a bankruptcy of the other party or for a material breach by the other party, if such breach has not been cured within a defined period of receiving such notice. In the event of a termination of any individual Collaboration Product or the Agreement in its entirety, the relevant rights revert to Xencor.

The Agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and closing is expected to occur in the first half of 2019.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. Xencor intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2019, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

On February 5, 2019, Xencor issued a press release announcing the Agreement. A copy of this press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press release issued by Xencor, Inc. on February 5, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2019	XENCOR, INC.

	By:	/s/ Bassil I. Dahiyat
Bassil I. Dahiyat
President and Chief Executive Officer

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